Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$5,846,000	$797.39

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated November 15, 2012

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012

and ETF Underlying Supplement dated March 22, 2012)

Structured Investments	HSBC USA Inc. $5,846,000 Knock-Out Buffer Notes Linked to a Basket of the iShares® MSCI Brazil Index Fund and the iShares® MSCI Mexico Investable Market Index Fund due May 20, 2014

General

•	Terms used in this pricing supplement are described or defined herein and in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. The Notes offered will have the terms described in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus as supplemented by this pricing supplement. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment. The Notes will not bear interest.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to the Basket described below.
•	Although the offering relates to a Basket, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Basket, any Basket Component or any component security held by a Basket Component or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing May 20, 2014.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.
•	Any payment on the Notes is subject to the Issuer’s credit risk, and you have no ability to pursue the issuer of any Basket Component for payment. The Issuer has not undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information provided herein regarding the Basket Components.

Key Terms
Issuer:	HSBC USA Inc.
Basket:	The Notes are linked to an unequally weighted Basket consisting of the iShares® MSCI Brazil Index Fund (“EWZ”) and the iShares® MSCI Mexico Investable Market Index Fund (“EWW”) (each a “Basket Component” or an “index fund” and together, the “index funds” or “Basket Components”).

Basket Component	Bloomberg Symbol	Initial Price	Component Weighting
iShares® MSCI Brazil Index Fund	EWZ	$51.24	70%
iShares® MSCI Mexico Investable Market Index Fund	EWW	$63.43	30%

Knock-Out Event:	A Knock-Out Event occurs if on the Final Valuation Date the Basket has depreciated, compared to the Initial Basket Level, by a percentage that is more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	14%
Contingent Minimum Return:	0%
Principal Amount:	$1,000 per Note.
Trade Date:	November 15, 2012
Pricing Date:	November 15, 2012
Original Issue Date:	November 20, 2012
Final Valuation Date:	May 15, 2014, subject to adjustment as described herein and in the accompanying ETF Underlying Supplement.
Maturity Date:	May 20, 2014. The Maturity Date is subject to further adjustment as described under “Additional Note Terms — Market Disruption Events” in the accompanying ETF Underlying Supplement.
Payment at Maturity:	If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Basket. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will be calculated as follows:
$1,000 + ($1,000 × Basket Return)
If a Knock-Out Event has occurred, you will lose some or all of your investment. This means that if the Basket Return is -100.00%, you will lose your entire investment.
If a Knock-Out Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Basket, subject to the Contingent Minimum Return. If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Principal Amount of Notes will equal $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the Basket Return and (ii) the Contingent Minimum Return. For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Basket?” herein.
Basket Return:	The quotient, expressed as a percentage, calculated as follows:
Final Basket Level – Initial Basket Level
Initial Basket Level
Initial Basket Level:	Set equal to 100 on the Pricing Date.
Final Basket Level:	The level of the Basket on the Final Valuation Date, which will be calculated as follows:
100 × (1 + the sum of the Weighted Basket Component Returns of the Basket Components)
Weighted Basket
Component Return:	With respect to each Basket Component, the product of (a) the Basket Component Return of that Basket Component times (b) its Component Weighting
Basket Component Return:	With respect to each Basket Component, the performance of that Basket Component from the Initial Price to the Final Price, calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:	$51.24 for the EWZ and $63.43 for the EWW, which were the Official Closing Prices of the Basket Components on the Pricing Date.
Final Price:	The Official Closing Price of a Basket Component on the Final Valuation Date.
Official Closing Price:	The Official Closing Price of a Basket Component on any scheduled trading day as determined by the Calculation Agent based upon the value displayed on Bloomberg Professional® service page “EWZ UP <EQUITY>” for the EWZ, or “EWW UP <EQUITY>” for the EWW, or any respective successor page on the Bloomberg Professional® service or any successor service, as applicable, adjusted by the Calculation Agent as described under “Additional Note Terms — Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	40432X3P4/US40432X3P40
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 5 of this document and “Risk Factors” beginning on page S-2 of the ETF Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying ETF Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates are purchasing the Notes for resale.

	Price to Public	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000.00	$12.50	$987.50
Total	$5,846,000.00	$73,075.00	$5,772,925.00

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

November 15, 2012

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Basket identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Basket. Although the Note offering relates only to the Basket identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Basket, any Basket Component or any security held by a Basket Component, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the ETF Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page S-2 of the ETF Underlying Supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and the ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and the ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm
•	The Prospectus Supplement at: www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
•	The Prospectus at: www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Summary

The four charts below provide a summary of the Notes, including Note characteristics and risk considerations as well as an illustrative diagram and table reflecting hypothetical returns at maturity.  These charts should be reviewed together with the disclosure regarding the Notes contained in this pricing supplement as well as in the accompanying prospectus, prospectus supplement and ETF Underlying Supplement.

The following charts illustrate the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of Notes to $1,000. The hypothetical total returns set forth below reflect the Initial Basket Level of 100, the Knock-Out Buffer Amount of 14%, and the Contingent Minimum Return of 0%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The Notes provide the opportunity to participate in the appreciation of the Basket at maturity. If a Knock-Out Event has not occurred, you will receive at maturity at least the Principal Amount. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	THE CONTINGENT MINIMUM RETURN APPLIES ONLY IF A KNOCK-OUT EVENT HAS NOT OCCURRED — If a Knock-Out Event has not occurred, you will receive at least the Principal Amount at maturity even if the Basket has depreciated compared to the Initial Basket Level. If a Knock-Out Event has occurred, you will lose 1.00% of your Principal Amount for every 1.00% that the Basket has depreciated as compared to the Initial Basket Level. If a Knock-Out Event has occurred and the Basket is -100.00%, you will lose your entire investment.
•	TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Basket. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Basket. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions”, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Basket Components (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the Original Issue Date of the Note at fair market value and sold them at fair market value on the Maturity Date (if the Note was held until the Maturity Date) or on the date of sale or exchange of the Note (if the Note was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross  income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note).

Although the matter is not clear, there exists a substantial risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the Original Issue Date of such Note for an amount equal to the “issue price” of the Note and, upon the date of sale, exchange or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the issuer of any stock owned by the relevant Basket Component would be treated as a “passive foreign investment company” (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. In the event that the issuer of any stock owned by the relevant Basket Component were so, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC or other authorities by the issuers of stock owned by the relevant Basket Component and consult your tax advisor regarding the possible consequences to you, if any, in the event that one or more issuers of stock owned by the relevant Basket Component is or becomes a PFIC or a USRPHC.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket, any Basket Component, or any of the component securities of a Basket Component. These risks are explained in more detail in the “Risk Factors” sections of the accompanying ETF Underlying Supplement and prospectus supplement.

•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Basket appreciates or depreciates. If the Basket has depreciated, compared to the Initial Basket Level, by more than the Knock-Out Buffer Amount of 14%, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100% OF YOUR INVESTMENT.
•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.
•	YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE ON THE FINAL VALUATION DATE — If, on the Final Valuation Date, the Basket has depreciated compared to the Initial Basket Level by more than the Knock-Out Buffer Amount of 14%, you will be fully exposed to the depreciation in the Basket and will not be entitled to receive the benefit provided by the Contingent Minimum Return on the Notes. Under these circumstances, you will lose 1.00% of the Principal Amount of your investment for every 1.00% depreciation of the Basket as compared to the Initial Basket Level. As a result, you may lose some or all of your investment. Your return on the Notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.
•	CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Movements in the prices of the Basket Components may not correlate with each other. At a time when the price of one of the Basket Component increases, the price of the other Basket Component may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the price of one Basket component may be moderated, or more than offset, by lesser increases or declines in the price of the other Basket Component. This affect is further amplified by the differing weights of the Basket Components. A more heavily weighted Basket Component will have a larger impact than a Basket Component with a lesser weightings
•	THE PAYMENT FORMULA FOR THE NOTES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET COMPONENTS — Changes in the prices of the Basket Components during the term of the Notes other than on the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. The Basket Return will be calculated only as of the Final Valuation Date. As a result, the Basket Return may be less than zero even if the Basket Components had moved favorably at certain times during the term of the Notes before moving to an unfavorable level on the Final Valuation Date.
•	Potentially Inconsistent Research, Opinions or Recommendations by HSBC and JPMorgan — HSBC, JPMorgan, or our respective respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the prices of the Basket Components, and therefore, the market value of the Notes.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•	There is limited anti-dilution protection — The Calculation Agent will adjust the Final Price, for certain events affecting the shares of a Basket Component, such as stock splits and corporate actions which may affect the price of that Basket Component. The Calculation Agent is not required to make an adjustment for every corporate action which affects the shares of a Basket Component. If an event occurs that does not require the Calculation Agent to adjust the price of the shares of that Basket Component, the market price of the Notes and the Payment at Maturity may be materially and adversely affected. See “Additional Notes Terms—Antidilution and Reorganization Adjustments” on page S-54 of the accompanying ETF Underlying Supplement.
•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH FOREIGN SECURITIES MARKETS — The stocks included in the MSCI Brazil Index and the MSCI Mexico Investable Market Index, which are the underlying indices for the EWZ and the EWW, respectively, and that are generally tracked by the Basket Components have been issued by companies in Brazil and Mexico, respectively. As a result, the trading prices of shares of the EWZ and the EWW are expected to be affected by factors affecting securities markets in Brazil and Mexico, respectively.

Investments in securities linked to the value of foreign securities markets involve certain risk.  Foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.  Also, there generally may be less publicly available information about companies in foreign securities markets than about U.S. companies, and companies in foreign securities markets are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO CURRENCY EXCHANGE RISK — The prices of the stocks held by each Basket Component are converted into U.S. dollars for purposes of calculating the applicable net asset value of such Index Fund. As a result, the Notes will be exposed to currency exchange rate risk with respect to each of the Brazilian real and the Mexican peso. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against one or both of those currencies, the value of the applicable Basket Component will be adversely affected.
•	The Value of Shares of A BASKET COMPONENT may not Completely Track the Value of ITS Underlying index — Although the trading characteristics and valuations of shares of a Basket Component will usually mirror the characteristics and valuations of its underlying index, the value of the shares of that Basket Component may not completely track the level of its underlying index. A Basket Component may reflect transaction costs and fees that are not included in the calculation of its underlying index. Additionally, because a Basket Component may not actually hold all of the stocks comprising its underlying index but invests in a representative sample of securities which have a similar investment profile as the stocks comprising its underlying index, that Basket Component may not fully replicate the performance of its underlying index.
•	Management Risk — The Basket Components are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Basket Component, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, a Basket Component generally would not sell a security because the security’s issuer was in financial trouble. In addition, a Basket Component is subject to the risk that the investment strategy of the investment adviser may not produce the intended results.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of a Basket Component or shares of the securities held by a Basket Component would have. In addition, the Reference Asset Issuer of any Basket Component and the issuers of the securities held by any Basket Component will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the price of that Basket Component and the value of the Notes.
•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.
•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the prices of the Basket Components and the value of the Notes.
•	The Notes are Not Insured by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.
•	HISTORICAL PERFORMANCE OF THE BASKET COMPONENTS SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET COMPONENTS DURING THE TERM OF THE NOTES — It is impossible to predict whether any of the Official Closing Prices for the Basket Components will rise or fall. The Basket Components will be influenced by complex and interrelated political, economic, financial and other factors.
•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from valuing the Basket Components or determining the Basket Return in the manner described herein, and calculating the amount that we are required to pay you at maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets of one or more Basket Components. If the Calculation Agent, in its sole discretion, determines that any of these events occurs as to a Basket Component, the Calculation Agent will determine the Final Price of that Basket Component and the Basket Return in good faith and in a commercially reasonable manner, and may postpone the Final Valuation Date and the Maturity Date. Any of these activities may adversely affect the return on your Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Official Closing Prices of the Basket Components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility of each Basket Component;
•	the time to maturity of the Notes;
•	the dividend rate on the equity securities held by the Basket Components or comprising the underlying indices;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events that affect the equity securities held by the Basket Components or the stock markets generally; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return,” as used in this pricing supplement, is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of Notes to $1,000. The hypothetical total returns set forth below reflect the Knock-Out Buffer Amount of 14%, the Contingent Minimum Return of 0% and the Initial Basket Level of 100. The hypothetical total returns set forth below are for illustrative purposes only, and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Basket Level	Hypothetical Basket Return	Hypothetical Total Return on the Notes
200.00	100.00%	100.00%
180.00	80.00%	80.00%
160.00	60.00%	60.00%
150.00	50.00%	50.00%
140.00	40.00%	40.00%
130.00	30.00%	30.00%
120.00	20.00%	20.00%
115.00	15.00%	15.00%
110.00	10.00%	10.00%
105.00	5.00%	5.00%
100.00	0.00%	0.00%
98.00	-2.00%	0.00%
95.00	-5.00%	0.00%
93.00	-7.00%	0.00%
86.00	-14.00%	0.00%
80.00	-20.00%	-20.00%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
20.00	-80.00%	-80.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred and the Basket depreciates from the Initial Basket Level of 100 to a hypothetical Final Basket Level of 95. Because a Knock-Out Event has not occurred and the Basket Return of -5% is less than the Contingent Minimum Return of 0%, the investor benefits from the Contingent Minimum Return and receives a Payment at Maturity of $1,000 per $1,000 Principal Amount of Notes.

$1,000 + ($1,000 × 0%) = $1,000

Example 2: A Knock-Out Event has not occurred and the Basket appreciates from the Initial Basket Level of 100 to a hypothetical Final Basket Level of 120. Because a Knock-Out Event has not occurred and the Basket Return of 20% is greater than the Contingent Minimum Return of 0%, the investor receives a Payment at Maturity of $1,200 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 20%) = $1,200

Example 3: A Knock-Out Event has occurred and the Basket depreciates from the Initial Basket Level of 100 to a hypothetical Final Basket Level of 60. Because a Knock-Out Event has occurred and the Basket decreases by more than the Knock-Out Buffer Amount, the investor is exposed to the negative performance of the Basket and receives a Payment at Maturity of $600 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

Description of the Basket Components

The iShares® MSCI Brazil Index Fund

The EWZ seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index. The MSCI Brazil Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil. The EWZ uses a representative sampling strategy to try to track the MSCI Brazil Index. The EWZ will at all times invest at least 80% of its assets in the securities of the MSCI Brazil Index and ADRs based on securities of the MSCI Brazil Index, and may invest the remainder of its assets in securities not held by the MSCI Brazil Index, but which BFA believes will help the EWZ track its underlying index. The EWZ also may invest its other assets in securities not in the MSCI Brazil Index, including futures contracts, options on futures contracts, options and swaps related to the MSCI Brazil Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BlackRock Fund Advisors (“BFA”) or its affiliates.

For more information about the EWZ, see “The iShares® MSCI Brazil Index Fund” beginning on page S-18 of the accompanying ETF Underlying Supplement.

The iShares® MSCI Mexico Investable Market Index Fund

The EWW seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Mexico Investable Market Index. The MSCI Mexico Investable Market Index was developed by MSCI to represent the performance of the Mexican market that is available to international investors.

The EWW uses a representative sampling strategy to try to track the MSCI Mexico Investable Market Index. The EWW will at all times invest at least 80% of its assets in the securities of the MSCI Mexico Investable Market Index and ADRs based on securities of the MSCI Mexico Investable Market Index, and may invest the remainder of its assets in securities not held by the MSCI Mexico Investable Market Index, but which BFA believes will help the EWW track the MSCI Mexico Investable Market Index. The EWW also may invest its other assets in securities not in the MSCI Mexico Investable Market Index, including futures contracts, options on futures contracts, options and swaps related to its underlying index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

For more information about the EWW, see “The iShares® MSCI Mexico Investable Market Index Fund” beginning on page S-15 of the accompanying ETF Underlying Supplement.

Historical Performance of the Basket Components

The following graphs and tables sets forth the historical performances of the Basket Components based on the daily historical Official Closing Prices from November 15, 2007 through November 15, 2012. We obtained the Official Closing Prices below from the Bloomberg Professional® service. We have not made any independent investigation as to the accuracy or completeness of the information obtained from the Bloomberg Professional® service.

The historical prices of a Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Official Closing Price of any Basket Component on the Final Valuation Date. We cannot give you assurance that the performance of the Basket will result in the return of any of your initial investment.

Historical Performance of the EWZ

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
10/1/2007	12/31/2007	$86.28	$69.89	$79.86
1/2/2008	3/31/2008	$87.85	$63.33	$76.23
4/1/2008	6/30/2008	$101.14	$76.67	$88.66
7/1/2008	9/30/2008	$88.04	$48.15	$55.98
10/1/2008	12/31/2008	$56.04	$26.36	$34.75
1/2/2009	3/31/2009	$40.86	$31.02	$37.51
4/1/2009	6/30/2009	$58.38	$37.08	$52.75
7/1/2009	9/30/2009	$68.21	$47.83	$67.39
10/1/2009	12/31/2009	$80.58	$64.81	$74.41
1/4/2010	3/30/2010	$78.08	$60.69	$73.46
4/1/2010	6/30/2010	$75.88	$57.05	$61.79
7/1/2010	9/30/2010	$76.90	$60.73	$76.72
10/1/2010	12/31/2010	$81.53	$73.00	$77.40
1/3/2011	3/31/2011	$78.98	$70.10	$77.48
4/1/2011	6/30/2011	$80.18	$69.04	$73.35
7/1/2011	9/30/2011	$74.65	$51.65	$52.04
10/3/2011	12/30/2011	$64.53	$49.25	$57.39
1/3/2012	3/30/2012	$70.74	$58.41	$64.74
4/2/2012	6/30/2012	$65.77	$48.28	$51.80
7/1/2012	9/28/2012	$58.07	$49.49	$54.05
10/1/2012	11/15/2012*	$55.48	$50.84	$51.24

* As of the date of this pricing supplement, available information for the fourth calendar quarter of 2012 includes data for the period from October 1, 2012 through November 15, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2012.

Historical Performance of the EWW

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
10/1/2007	12/31/2007	$64.15	$52.91	$55.98
1/2/2008	3/31/2008	$59.68	$47.51	$59.08
4/1/2008	6/30/2008	$63.30	$56.21	$56.92
7/1/2008	9/30/2008	$56.29	$43.10	$46.66
10/1/2008	12/31/2008	$46.81	$23.24	$32.26
1/2/2009	3/31/2009	$35.15	$21.52	$27.09
4/1/2009	6/30/2009	$37.97	$26.88	$36.85
7/1/2009	9/30/2009	$45.91	$34.03	$43.67
10/1/2009	12/31/2009	$51.66	$41.55	$48.85
1/4/2010	3/30/2010	$53.54	$44.71	$53.35
4/1/2010	6/30/2010	$58.98	$45.19	$47.88
7/1/2010	9/30/2010	$53.66	$46.55	$52.97
10/1/2010	12/31/2010	$62.03	$53.35	$61.92
1/3/2011	3/31/2011	$63.46	$58.04	$62.85
4/1/2011	6/30/2011	$64.64	$58.77	$62.56
7/1/2011	9/30/2011	$63.56	$46.80	$48.96
10/3/2011	12/30/2011	$57.85	$46.65	$53.76
1/3/2012	3/30/2012	$62.75	$53.94	$62.52
4/2/2012	6/30/2012	$63.75	$53.49	$61.45
7/1/2012	9/28/2012	$66.39	$60.19	$65.39
10/1/2012	11/15/2012*	$69.00	$63.15	$63.43

* As of the date of this pricing supplement, available information for the fourth calendar quarter of 2012 includes data for the period from October 1, 2012 through November 15, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2012.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Basket Return (including the Final Basket Level). If a Market Disruption Event exists with respect to a Basket Component on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to three scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to a Basket Component on the scheduled trading day preceding the date of acceleration, the determination of that Basket Component’s Final Price will be made on that date, irrespective of the existence of a market disruption event with respect to the other Basket Component occurring on that date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, acting as placement agent, at the price indicated on the cover of this pricing supplement. The placement agents for the Notes will receive a fee that will not exceed $12.50 per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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